UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 19, 2006

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Lifestream Technologies, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	0-29058	82-0487965
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

570 S. Clearwater Loop, Building 1000, Suite D, Post Falls, ID 83854

(Address of Principal Executive Office) (Zip Code)

208-457-9409

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an
Obligation under an Off-Balance Sheet Transaction.

On February 19, 2006, the Company failed to make required maturity date payments in the aggregate principal amount of $549,000 under (a) an unsecured convertible debenture dated February 19, 2004 in the aggregate principal amount of $427,000 in favor of Alpha Capital AG (“Alpha”), and (b) an unsecured convertible unwritten obligation incurred on March 1, 2004 to repay the aggregate principal amount of $122,000 to Mercer Management (“Mercer”).

Under the terms of the $549,000 indebtedness, in the event of a payment default that continues after 15 days following written notice of default sent by the lender(s), then each lender has the right to demand payment of the greater of (1) 130% of the principal amount of the indebtedness ($713,700 if both lenders were to demand payment), plus interest and applicable late fees and (2) an amount computed under a formula that, based on current market prices, would result in a payment of $98,820 (if both lenders were to demand payment).

In addition, the Company currently owes RAB Special Situations (Master) Fund Limited (“RAB”) the aggregate outstanding principal amount of $6,349,740 under various promissory notes of the Company (the “RAB Indebtedness”). The Company has granted RAB a security interest in substantially all of the Company’s assets to secure its obligations to pay the RAB Indebtedness. The Company has been negotiating with RAB to restructure the RAB Indebtedness, including an aggregate of $3,369,740 that became due and payable on February 1, 2006. RAB has deferred taking action with respect to the debt that became due and payable on February 1, 2006, pending the outcome of those negotiations. In the event that Alpha and/or Mercer declare the Company’s obligations to them in default, commence suit or otherwise take action that adversely affects RAB’s rights to the collateral, RAB may declare a default of the RAB Indebtedness, seek a judgment against us and, thereafter, seek to foreclose on the Company’s assets. To date, the Company has not received any notice of default from Alpha or Mercer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Lifestream Technologies, Inc.

By:	/s/ CHRISTOPHER MAUS
Christopher Maus Chairman, President and CEO

Date:  February 23, 2006

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